Exhibit 99.1

Plymouth Industrial REIT
Fourth Quarter 2021 Earnings
February 23, 2022 at 9:00 a.m. Eastern

CORPORATE PARTICIPANTS

Tripp Sullivan – SCR Partners

Jeff Witherell – Chairman and Chief Executive Officer

Pen White – President and Chief Investment Officer

Jim Connolly – Executive Vice President of Asset Management

Dan Wright – Executive Vice President and Chief Financial Officer

1

PRESENTATION

Operator

Good morning and welcome to the Plymouth Industrial REIT Fourth Quarter 2021 Earnings call. All participants will be in listen only mode. Should you need assistance please signal a conference specialist by pressing the star key followed by zero. After today's presentation, there will be an opportunity to ask questions. To ask your question, you may press star then one on your touchtone phone. To withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Tripp Sullivan of SCR Partners. Please go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the company's results for the fourth quarter of 2021. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; Dan Wright, Executive Vice President and Chief Financial Officer; Jim Connolly, Executive Vice President of Asset Management; Anthony Saladino, Chief Accounting Officer; and Anne Hayward, General Counsel.

Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10-K and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through March 2, 2022. Numbers to access replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, February 23, 2022. It will not be updated subsequent to this call.

During this call certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions, and other investments, future dividends and financing activities. All forward-looking statements represent Plymouth's judgment as of the date of this conference call, and are subject to risks and uncertainties that could cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company's filings with the SEC.

We also will discuss certain non-GAAP measures, including but not limited to core FFO, AFFO and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I'll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good morning, everyone. And thank you for joining us today. By any measure, I think 2021 was a very good year for Plymouth. Before I get into the details, I want to first thank our entire team in Boston as well as the regional offices in Columbus, Memphis and Jacksonville for a strong finish to 2021 and for making it possible to report these results.

I've talked about the next 12 to 18 months as a period of transformation for our company. We have an opportunity to continue growing in our market. We have a large percentage of our leases rolling over in a historically strong period of rent growth, and we have an opportunity to continue to simplify and strengthen our balance sheet. Throughout the fourth quarter, and to date in the first quarter, we have turned those opportunities into reality.

Plymouth Industrial REIT
February 23, 2022 at 9:00 a.m. Eastern

2

Another recognition that we've shared as a company was the inclusion in the RMZ at the end of November. This was a significant milestone for us and should help elevate our visibility within the REIT sector. It's just a milestone, though, and we are focused on how we drive growth from here.

Turning to our key operating stats for the quarter, we ended up at year end where we had anticipated: Occupancy was 97.4%, cash re-leasing spreads were 22.1% and 11.1% for the full year, with over 5 million square feet signed during the year for 2021 expirations, Same-store NOI on a cash basis was up 7.6%, rent collections were 99.9%, and core FFO and AFFO per share were in line with our forecast after factoring in a slightly higher share count.

In addition to the strong leasing activity, we had another record quarter of acquisitions. The use of the ATM provided us with the capital to fund our completed acquisitions, as well as those assumed in our 2022 guidance. What we have projected for Q1 2022 and early Q2 would represent one of our larger starts to the year in recent memory.

Our development program continues to gain momentum, with ten projects currently in various stages of planning and development in four different markets, with three of them currently under construction or active development. All told, we believe these projects will total 1.15 million square feet and represent an investment of approximately $87 million, with a resulting yield targeted in the high single-digit range.

In Cincinnati, at our Fisher industrial Park we finished installing floors over the open crane pit areas in Q4 to create an additional 150,000 square feet at an investment of approximately $4.3 million. As of this quarter, all of that new space is leased and occupied.

We have two additional projects currently underway. The first project is two separate new buildings totaling almost 330,000 square feet, that are under development on additional acreage on the site. We're on schedule to break ground with the first by early April and the second building during the summer. The second project is a potential third building that could be developed during 2023.

At our $7.5 million, 70,000 square foot ground up development in Portland, Maine, we completed construction of the shell in December and expect to have a certificate of occupancy this quarter. Half of this building is leased, commencing July 1, 2022 and we're working on proposals with other prospects for potentially earlier occupancy on the balance of the space.

We broke ground on a new $13 million, 240,000 square foot industrial building in Atlanta in Q4 and expect to complete construction in Q3 of this year. There are active proposals being worked with prospects for this building looking to occupy later this year. We are under development with another 180,000 square feet on an adjacent site that is likely to begin construction later this year.

Moving to Jacksonville, there are four buildings in the design phase right now for which we are waiting on final permitting. These are all located within two of our existing business parks, and will total approximately 175,000 square feet of new space. Construction should start before the summer, and we expect to have these buildings fully leased early to mid-2023.

As a reminder, the development projects we are currently pursuing are adjacent to existing properties of ours or directly on site. All of them are on land we already own, and were included in the original purchase price, essentially unlocking value from additional space that was unrealized on our balance sheet. We have tightly controlled the size and scope of our new development program so that it complements our acquisitions and market cluster strategy, while leveraging the leasing expertise we have within these markets. Given the amount of investment in projects under construction and projected by year end, we do expect this program to temporarily add to our leverage until they are online. But we believe the returns more than compensate for that.

Plymouth Industrial REIT
February 23, 2022 at 9:00 a.m. Eastern

3

As you've heard me say before, our top priorities with the balance sheet are to ensure that our dividend is well covered, that our leverage profile continues to improve and that we have access to multiple sources of capital. We did a great job managing those priorities again in ’21 and based on our outlook for improvement in all three areas, the Board elected to increase our quarterly common stock dividend by 4.8% effective with the first quarter dividend of 2022. Even with this increase, we continue to have one of the lowest payout ratios in our industry.

The strength of the economy, the ongoing challenges to the supply chain, and the availability of labor continue to hit the headlines every time we look. We believe each of these trends is driving the fundamentals within the industrial sector, particularly within where we are focused, from the first mile to the last mile. This is not only the time to own industrial buildings, but also the time to own them where we do with strong rent growth, a lower relative basis and a team full of real estate operators.

Pen, why don't you walk us through our acquisition activity.

Pen White

Thanks, Jeff. Good morning, everyone. In the fourth quarter, we closed on $194.5 million of acquisitions, totaling 2.9 million square feet across 12 buildings. The weighted average initial yield of the acquisitions completed was 6.2% at a weighted average cost of $69 per square foot, well below replacement cost. This record Q4 volume brought our total volume of acquisitions for the full year to $371 million, a 52% increase over last year's total. This is a testament to the Plymouth platform, and the talented team members that make the platform work every day. We are off to another strong start in 2022, with $22.1 million already closed, another $43 million expected to close later this week and $154 million in closings projected by early Q2.

A couple of fourth quarter transactions I'd like to highlight. One, we acquired a two building, two tenant portfolio in St. Louis in the Gateway East submarket, totaling 1.1 million square feet for $75.1 million at an ingoing cap rate of 5.8%. Near term rollover, combined with below market lease rates in a submarket with less than 4% vacancy provides us with the opportunity to sign both tenants to long term leases at current market rates.

Another property we acquired in Dayton, Ohio, built just five years ago for $23.5 million, or $49 per square foot. A single tenant building with over eight years remaining on the lease, I like to say we bought this Class A building at Class B pricing. And at an ingoing cap rate of 6.2%, with annual rent increases, this accretive acquisition should provide Plymouth with additional long term, stable cash flow.

As I mentioned earlier, we're off to a strong start for 2022. The competition for industrial properties does remain quite strong, as new investment capital, both domestic and offshore, continues to pour into US industrial markets, which are experiencing low vacancy rates, above average rental growth and tenants who are reevaluating their supply chain infrastructures, most notably focused on storing or warehousing enough safety stock to ensure rapid delivery to their end customers and consumers. But that being said, our pipeline remains very robust, as we're able to efficiently identify and analyze transactions with attractive return metrics across all of our markets. Further, our deep relationships with brokers, our ability to close deals quickly and smoothly and proven track record with multiple seller types often results in us being the preferred buyer.

Plymouth Industrial REIT
February 23, 2022 at 9:00 a.m. Eastern

4

We have seen cap rates continue to compress, especially with the larger portfolios, less so with small to medium sized portfolios, and our bread and butter one-off transaction deals, what I call hitting singles and doubles, were seeing ingoing cap rates between the high fives and high sixes. Our deal criteria remains unchanged, as we look for the right mix of utilitarian industrial buildings in markets exhibiting positive absorption, strong rent growth, limited institutional competition, and that have the ability for us to efficiently use our regional property management teams to aggressively asset management the properties.

One of the more important data points we focus on in our markets is projected rental growth. Analyzing specific submarket growth rates is a key element in our underwriting. Previously, we had mostly underwritten low single-digit rent growth on new deals. But based on what we're experiencing within our own portfolio, we have reason to adjust those expectations to mid to high single-digit rent growth over the next few years. In fact, many of our more recent acquisitions, due to significant mark to market deltas pertaining to specific tenants, we can expect low double-digit rental growth rates.

One place where this view on rent growth is having an impact is in our ability to pursue new portfolio opportunities. While the larger portfolios are transacting in the mid-4% cap range or lower, smaller portfolios should transact around 5%. Those types, much like we discussed last quarter, may provide a slightly lower initial yield compared to our average ingoing cap rates, but with a much greater stabilized yield as we drive rents.

Also, while most of our acquisitions in 2021, and 2020 for that matter, have usually been 90% to 100% leased, we will likely see more opportunities in our pipeline that have more vacancy, or require near term capex, where we can add value through leasing and improving the asset. As our pace over the last two quarters and the start to 2022 would indicate, we continue to have success in leveraging our concentration in our key industrial markets, especially where we have boots on the ground to help source and conduct due diligence for new acquisition opportunities. We look forward to reporting our progress next quarter and during the course of the year.

Now, I'd like to turn it over to Jim Connolly to walk through the leasing activity and portfolio operations.

Jim Connolly

Good morning. At the end of 2021, we had addressed 93% of our leases that expired during the year. Leases comprised of 5.4 million square feet expired during 2021, including adjustments for acquisitions and early terminations. Of that amount, 2.6 million square feet was renewed, 2.4 million square feet was leased to new tenants, leaving 385,000 square feet that still needs to be addressed. Significant progress has been made on leasing this space and many leases are nearing execution. In addition, we leased 413,000 square feet of space that had been vacant at the start of 2021.

During 2021, we saw rental rates increase 11.1% on commencing leases over prior lease rates on a cash basis. During Q4, rental rate increases were significantly higher at 22.1%. Portfolio-wide occupancy at the end of 2021 was 97.4%, up 110 basis points from the end of Q3. Of the 774,000 square feet of vacancy within our portfolio, 82,000 square feet had been leased with tenancy starting in 2022, with another 532,000 square feet categorized as being repositioned at four locations. Excluding the repositioned square footage, our occupancy rate would be 98.7%. Efforts at these locations are showing results, with 153,000 square feet leased at the end of 2021, with active prospects for the balance of the repositioned vacancy.

Through February 14, we have collected 99.9% of our rents billed during 2021, and 99.2% of the rent for January. One small rent deferral was issued during Q1 2021 that was fully paid back in December. 2021 was a busy year, with 140 leases executed related to 2021 expirations and prior vacancies totaling 5.5 million square feet completed by the end of the year. An additional 52 leases totaling 2.2 million square feet have been executed for leases expiring after 2021.

Plymouth Industrial REIT
February 23, 2022 at 9:00 a.m. Eastern

5

Looking at the current status of the 2022 lease expiration specifically, of the 6.1 million square feet scheduled to expire, adjusted for acquisitions and early terminations, 2.6 million square feet has been leased through February 14. This represents approximately 43% of the 2022 expirations as complete, with an 11.5% rental rate increase over expiring rents. There was an additional 140,000 square feet of space leased that was vacant prior to 2022. There were seven leases scheduled to expire in 2022 of 200,000 square feet or greater. Two of these have already been addressed. We expect three to renew, while the other two are actively being negotiated with solid prospects. These numbers exclude the two leases that were terminated early and re-leased in 2021.

These results continue to reflect the high level of performance that Plymouth’s asset and property management teams are delivering, and show that we are well positioned to meet our leasing and management requirements long into the future.

At this point, I'll turn it over to Dan to discuss our financial results.

Dan Wright

Thank you, Jim. First, I would call your attention to the supplemental information filed earlier which provides more detailed disclosures in addition to those referenced in these prepared remarks. Looking at our fourth quarter results, our key metrics were in line with our full year forecast. Core FFO was $0.46, up from $0.42 per weighted average common share and units a year ago, and $0.43 in the third quarter. AFFO was $0.39 compared with $0.38 a year ago and $0.31 in the third quarter. Both metrics were up year-over-year and sequentially, on top of an increase in the share and unit counts, which demonstrates the continued strength of the portfolio, the ability to closely match fund our capital markets activity and the improvement in our cost of capital.

Same-store NOI, excluding early termination income, increased 4.4% on a GAAP basis, with same-store NOI on a cash basis increasing 7.6% and excluding the impacts related to three leases aggregating 900,000 square feet. This quarter same-store NOI brings us to a 2.8% increase for the year to date, which is at the high end of our expectations.

As we look at the balance sheet, we have been able to lower our cost of capital, with strong execution on the ATM program and expanding our unsecured credit facility at attractive terms. Our debt to total market capitalization was 34.8% at quarter end, and net debt to EBITDA was 6.6 times, both of which were below our targets for the year and benefited from the timing of acquisitions and our ATM activity.

You heard us say before that leverage is a moment in time, and this is certainly one of those, as we would expect that the timing of acquisitions and developments in 2022 to have somewhat of an opposite impact, as we should operate with slightly higher leverage earlier this year with our net debt and net debt plus preferred likely converging by year end. One point to note on this leverage is that we are carrying approximately 11.4 million in investments on the balance sheet at December 31, 2021 related to construction in progress associated with approximately $46.7 million in development activity for the projects Jeff outlined earlier. We have not adjusted our leverage metrics to account for this projected development activity. As we bring these projects online, they will be a contributor to earnings as well as to net asset value creation.

Plymouth Industrial REIT
February 23, 2022 at 9:00 a.m. Eastern

6

As noted in our earnings release and the 10-K, subsequent to year end we executed swap agreements on our two unsecured term loans. The first one effectively fixed the rate on our $100 million term loan until August 2026 at a maximum rate of 3.24%. The second one effectively fixed the rate on our $200 million term loan until February of 2027 at a maximum rate of 3.26%. These swaps are baked into our full year guidance. We believe, given the continued expectation of increase in interest rates, that this was the right long term decision to make. After factoring in these swaps, 95% of our debt is with fixed interest rates at an average of 3.66% and the balance remains floating at a current rate of 1.65%. Our liquidity position remains strong, as we presently have $9.8 million of cash on hand, plus an additional $5 million in operating expense escrows and $141 million of capacity on the revolving line of credit.

Now let's turn to our full year 2022 guidance. Based on the assumptions outlined in our release and supplemental, we are expecting year-over-year growth in core FFO per share of 5.3% to 8.2%. I'll briefly touch on several of the underlying assumptions.

As always, the timing of and contributions from acquisitions continued to be a main factor as we continue to add scale in our respective markets. After completing $195 million of acquisitions in Q4, we closed on an additional $22 million so far in Q1, with another $197 million expected to close by early Q2. That is a much earlier start to the year than we've had the past several years in terms of transactions, and that is factored into the guidance. Initial yields, as indicated, are again based on first year projected NOI on an annualized basis for transactions closed to date. And as Pen noted earlier, portfolio transactions should be close to 5%, with the balance anticipated to be in the 5% to 6% range.

We expect another year of strong leasing activity for both renewals and new leases, with approximately 4.2 million square feet expiring during the year. Our same-store pool is expected to be a contributor as well, with same-store NOI for the year projected to increase in a range of 3.25% to 4.25% and occupancy to be in the range of 96.5% to 98%.

G&A is up year-over-year, based primarily on the impact of overall compensation for increased headcount, reflecting continued growth and market expectations with existing staff, an increased stock compensation expense due to the increase in the stock price during the past year, as well as higher professional fees. As a percentage of revenues, G&A has continued to decline each year, and we expect that to continue again this year.

As noted earlier in my leverage commentary, we are expecting higher interest expense year-over-year due to development activity, higher acquisition activity, and the impact of fixing rates on our $300 million in term loans. A higher weighted average share and unit count from the ATM activity now assumes we will be at 37 million shares and units on a weighted average basis for the year, which is where we are as of today.

One point worth noting is we have not included in our guidance the conversion of the Series B preferred stock to common stock. Notwithstanding that the conversion threshold for the Series B shares has been, and continues to be achieved, we cannot control the timing of when or if Madison might convert their 4.4 million shares, or if they would convert their entire position in one transaction, or a series of transactions, as they are current shareholders, and one of our largest for that matter. When Jeff talks about the importance of the next 12 to 18 months in the life of Plymouth, the potential of simplifying our balance sheet with a Series B paper working out exactly as intended and the ability to pay off our $51 million of Series A preferred stock at a 7.5% coupon in early 2023 are two great examples. We’re looking forward to being able to take these two series of preferred shares out of our capital stack.

I’ll now turn it back over to Jeff.

Plymouth Industrial REIT
February 23, 2022 at 9:00 a.m. Eastern

7

Jeff Witherell

Thanks, Dan. I want to come back on with one more item of importance, and that is to thank Dan. As many of you know from our announcement in December, this is Dan’s last earnings call, as he is stepping down from the CFO position. He has been with us since 2014 and I want to personally thank him for everything he’s done to get Plymouth to this point. He’s been instrumental in our growth and has created a smooth transition over to Anthony, as we’ve worked on this succession plan over the past year. I’m also looking forward to him staying on as an advisor to Plymouth, so we are able to retain his historical knowledge. Operator, we’re now ready to take questions.

QUESTIONS AND ANSWERS

Operator

We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you’re using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two.

Our first question today will come from Craig Mailman with KeyBanc Capital Markets. Please go ahead.

Ardie Kamran

Good morning. This is Ardie on for Craig. Dan, thanks for outlining some of the stuff on G&A. Just a quick one, as you guys think about sort of how you've built out the platform, how should we expect G&A and the investment that you guys make in the platform continue to grow beyond 2022? Do you guys think that you've kind of gotten to a point where you can really achieve the scale that you want? Or do you think you need to make incremental investments into the platform?

Dan Wright

Good morning, and thank you for the question. I'll just touch real briefly on it, and then I'll yield over to Jeff, I think we've made great strides and we have an effective platform to be able to continue to grow. Expectations would be that as the growth continues, certain elements of the overall staff structure would increase, but at more at the production level, if you will, as opposed to the senior executive level. Jeff.

Jeff Witherell

Hey, Ardie. Appreciate the question on that. You know, we have about 13 people right now that are in property management, that get baked into the G&A. There's an offset there that we can get into later about how we handle that. But, you know, when we have a regional office and we do our own property management, the first thing we look for is better service to our clients, to our tenants, and secondly, obviously is savings. And so we put those two together, it's a win-win for us. But the scale, it's always just a timing issue. You know, you're bringing in people ahead so you can't get behind as a public company. So you want to get ahead of it on that. But Dan has answered it, we’ve got all the key people we need and it's really just a matter of size, adding property management, asset management people to manage the assets.

Ardie Kamran

Got it. Thank you. And then one more quick one, if I could. So you guys mentioned that, if I heard this right, the 11.5% expected mark to market on leases that you guys have signed that you expect to commence in 2022, is that sort of, you know, low double-digit, low teens kind of a good way to think about how you expect the mark to market on commenced leases to continue through the year?

Jim Connolly

Yes. Actually, the beginning of the year has actually exceeded that a little bit. So those numbers should be good.

Plymouth Industrial REIT
February 23, 2022 at 9:00 a.m. Eastern

8

Ardie Kamran

Okay, thank you.

Operator

Our next question comes from Connor Siversky with Berenberg. Please go ahead.

Connor Siversky

Hi, everybody. Good morning. Thanks for having me on the call. A bit of a broad-based question here. Just kind of thinking out loud, as we have this geopolitical situation unfolding over in Europe, it seems the obvious impact may be spiking energy prices, for example. Do you think this has any impact on where you're looking to continue your development pipeline or even within your conversations with tenants, an impact on their need for space in the near term?

Jeff Witherell

Hey, Connor; it's Jeff. This topic has not come up with discussions with our tenants at all. We’re very active. I think in some of the prepared remarks we talked about how our new developments, we've got multiple tours going on, proposals going out on those properties. So we haven't seen any impact on it from that perspective. And, again, from our development, we think our development is very focused on land we already own, utilities are already on site. So we're not taking kind of pioneer risk, if you will, going out onto the interstate way out, building a park, bringing in sewer, water and a lot of infrastructure. So this is development that’s very, so-called simple for us to execute on. So we're going to continue to move forward with the projects that we've outlined. And we're very confident that the demand is there, and that we will fill these properties at probably higher rates than we're underwriting.

Connor Siversky

Got it. Appreciate the color there. And then just sticking on development. So thinking about the cluster model, you know, and apologies if you had mentioned this in the call, but do you see the opportunity to purchase more land immediately adjacent to your existing footprint to engage in more of these Greenfield projects?

Jeff Witherell

Possibly, but remember, most of this product that we have is infill product. So it's, again, we're not out in the hinterlands, right, where there's just a lot of developable land. Atlanta may be the exclusion, but there's a tremendous amount of development in the Calhoun area, where we are. So we always look for that. I know we've made a couple of acquisitions or have some things under contract now that has additional land that comes with it that we will explore building on. But we're always looking for that. I just don't think you're going to see a lot of opportunity for us to buy parcels next door or down the street that we can just bolt on. Most of our product, again, is infill.

Connor Siversky

Got it. Okay. Thanks for the color.

Jeff Witherell

Sure thing.

Operator

Our next question comes from Dave Rodgers with Baird. Please go ahead.

Plymouth Industrial REIT
February 23, 2022 at 9:00 a.m. Eastern

9

Dave Rodgers

Yes. Good morning, everybody. Pen, wanted to start with you just a little bit more on the acquisition pipeline. You guys have given guidance, obviously, just over the first three to four months of the year in terms of acquisitions, so maybe talk a little bit more about the pipeline, what you're seeing, because you quoted small cap rates, small portfolio cap rates at 5, and then maybe one-offs in the low 6s to high 6s. So what is the makeup of that acquisition pipeline today? How deep is that? And how conservative is the $200 million in the acquisition guide for the year do you think?

Pen White

Hey, Dave. We're pretty confident about, in our prepared remarks, what we're going to be closing on in the first quarter. We typically don't give guidance on acquisitions for the entire year. But the real color here is that our pipeline, really has never been deeper or wider, is the best way to put it. We're looking at deals that have cap rates in the low 5s, dare I say even some in the high 4s, and then there's those in the high 6s. It's hard to generalize because cap rates only tell a little bit of a story. We are obviously focused on ingoing cap rates, cash flow, obviously, but we're also focused on price per pound and we're very comfortable where our acquisition price per square foot has come in, in the fourth quarter, as well as the overall over the year. And that jives very well with our overall investment strategy.

Dave Rodgers

Thank you. And then maybe on the leasing side, you have a little more than 3 million square feet, it sounds like, left to go, maybe a third of that renews, two-thirds of that is new, just piecing together your comments earlier. Curious on how much downtime maybe you've underwritten in the guidance for the year and how you might be able to overcome some of that. What's embedded, I guess, in that outlook for that remaining 3 million square feet or so that you have to tackle?

Jim Connolly

Good question. The renewal rate is a little bit higher this year so far. So I think it's actually going to probably be the other way around. We're going to have more renewals. So two-thirds of it will renew, and maybe one-third will be new tenants. Yes, we had nine large projects this year. Two of them were done before last quarter, we early termed, the current tenant put new tenants in, two other ones have already been leased up, and we expect only two of them not to renew. And we've already got a replacement for one of them lined up and the other one has got a lot of interest. So I don't think there's going to be much downtime. A lot of times when tenants are leaving, they give us advance notice and we're able to terminate them early and get the new tenant in there with overlap so there's no downtime. That's been something we've been doing for the last year and a half.

Dave Rodgers

Okay, thank you for addressing that. And I'm just going to sneak one more in. Jeff, you mentioned that the option was your partner's option on the preferred B. I was under the impression that you guys can force a conversion of that. Is that not the case?

Jeff Witherell

We can pay it off, because it's in the money. But we can't force a conversion to stock because of limitations in the agreement to the amount of stock they can own. So as we sit here today, it's an either/or: we pay them off for cash or they convert.

Dave Rodgers

Yes, that's helpful. Thank you.

Plymouth Industrial REIT
February 23, 2022 at 9:00 a.m. Eastern

10

Operator

Our next question will come from John Kim with BMO Capital Markets. Please go ahead.

John Kim

Thank you. First time caller. I wanted to ask about funding requirements for the $197 million that you are expected to close on early this year as well as future acquisitions. In your guidance, you don't have much of a share count increase, as you guys noted, but do you expect this to be funded with an ATM or another source?

Jeff Witherell

John, we already have all the capital allocated for that between debt and equity that we've raised. And that's why we didn't give out any additional guidance on acquisitions or ATM activity. So the properties that we've identified in our release and in this script, if you will, those are fully funded.

John Kim

With the ATM completed, you've done year-to-date?

Jeff Witherell

Correct.

John Kim

Okay, I appreciate you can't, or you don't have in your guidance the Series B, potential conversion, but I was just wondering, Jeff, if you could provide some color on what you expect will happen, given that it's already in the money? Based on your conversations with Madison, do you expect that something will be filed and announced this year, or do you think it could be an event post-2022?

Jeff Witherell

Right. So my comments will not be based on any conversation I've had with Madison. So I’ll preface everything with that. Okay? Two pieces to my comments. The first piece is going to be that next year, we can pay them off at the accrual rate. So if our stock actually goes down, you know, we're going to benefit. So we don't want that to happen, I'm not making a prediction here, but if our stock goes down, we can pay them off next year. So that being said, if I was Madison, I would convert this year, where the stock price, where it's in the money and they're in a good position. The reason I will tell you I think they will convert this year is because that's what I would do if I was them. Does that bridge it for you?

John Kim

Yes. Are you surprised it hasn't already happened? I suppose no one could have known what would happen to your share price or REIT share prices this year. But I’m just wondering why it hasn't happened yet.

Jeff Witherell

I can't answer that. And I'm too old to ever be surprised about too much at this point in my life, John. I'm not trying to be too silly here, but I can't answer why they haven't done it.

John Kim

On the $75 million St. Louis acquisition, I just wanted to clarify, is it your anticipation that the tenants will renew at market rents or do you expect to re-lease it? And where do you think that would take the yield?

Plymouth Industrial REIT
February 23, 2022 at 9:00 a.m. Eastern

11

Jim Connolly

Yes, we are in negotiations with those tenants, so I don't want to get too detailed on this. But yes, they want it. They want to stay in place. And we're working those rates. And that's really all I want to say.

John Kim

And those are 2022 expirations?

Jim Connolly

Yes, they're in the third quarter.

John Kim

Okay. Thanks for the color. Thank you.

Jeff Witherell

Thank you.

Operator

Again, if you'd like to ask a question, today, it is star then one. Star then one to ask your question.

The next question comes from Anthony Hau with Truist. Please go ahead.

Anthony Hau

Good morning, guys. What do you think market rank growth will be in 2022 for your target markets?

Pen White

Hey, Anthony; Pen here. It's a good question. I'm not going to go market by market, but in general we're looking at a mid-single-digits, depending on the market. We've seen that in the last 12 to 18 months. We're seeing it better than that in our own portfolio and our existing assets within those markets. So I think we can defend that mid-single-digit growth projection pretty well, and maybe we'll be surprised.

Anthony Hau

Gotcha. And we keep hearing that a lot of supply will be coming online in 2022 and 2023 for your target markets, especially Columbus and Indiana. Can you give us an overview on where supply is today for your markets and submarkets?

Pen White

Yes. And there is new supply coming on. But you can also make the argument that it's still not keeping up with demand. If you look at the numbers, the overall leasing numbers for 2021, and across the board, coast to coast, over 430 million square feet were absorbed last year and it still didn't keep up with demand. That's an 80% increase over 2020. You had rental rates now that on average exceeded $9 per square foot for the first time ever. So the demand is there. We're seeing it in all markets, not just the ones that we happen to be in.

But all that being said, we really focus on acquiring existing properties, we own a lot of Class B properties, as you know. Our rental rates are not $9. Our average rental rate across the board is just over $4. So there's a significant delta between the national average and what our average is, and I think that benefits us in many ways. Most of our tenants, never say never, but highly unlikely that they're going to move from one of our buildings into a brand new Class A, 40 foot clear property that is, you know, open to stores right down the street tomorrow, charging $8 a square foot. I just haven't seen it happen. I don't know if we will. But we obviously monitor it because we hope these rental rates for brand new product keep going north. That only helps us.

Plymouth Industrial REIT
February 23, 2022 at 9:00 a.m. Eastern

12

Anthony Hau

Gotcha. And one last question from me. What is the mark to market in the portfolio today? Can you share that on a GAAP and cash basis?

Jim Connolly

On a cash basis, we've got it measured it out at 12.5%. Through February 14, we had been 11.5% increase on our rents. If we add in what's happened since then, it's actually quite a bit higher. So there's plenty of room to grow.

Anthony Saladino

We don't typically disclose GAAP basis.

Anthony Hau

Gotcha. Thanks, guys.

Jeff Witherell

Thank you.

CONCLUSION

Operator

Ladies and gentlemen, this will conclude our question and answer session. I would like to turn the conference back over to Jeff Witherell for any closing remarks.

Jeff Witherell

Thank you all for joining us today. We appreciate it. And we're available for follow up questions, as usual. Thank you. See you next time.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Plymouth Industrial REIT
February 23, 2022 at 9:00 a.m. Eastern